                                                                       EXHIBIT 8
                                                                       ---------

September 27, 1995



Board of Directors                      Board of Directors
Old National Bancorp                    First United Savings Bank, f.s.b.
420 Main Street                         1 North Locust Street
Evansville, Indiana  47708              Greencastle, Indiana  46135

     RE: Merger of ONB Interim Federal Savings Bank into First United Savings Bank, f.s.b. and the Exchange of Common Stock of First United Savings Bank, f.s.b. for Common Stock of Old National Bancorp

Ladies and Gentlemen:

     The respective Boards of Directors of Old National Bancorp ("ONB") and First United Savings Bank, f.s.b. ("FUSB") have requested our opinion as to certain federal income tax consequences of a reorganization involving ONB, First Citizens Bank & Trust Company ("First Citizens"), ONB Interim Federal Savings Bank ("Interim Thrift") and FUSB.

     In summary, the proposed transaction involves the following steps in the following order: (1) First Citizens purchasing certain assets and assuming certain liabilities related to FUSB's Greencastle, Indiana operations ("Asset Sale"), and (2) the merger of Interim Thrift with and into FUSB, in exchange solely for voting stock of ONB ("Thrift Merger"). In consideration of the proposed transaction, FUSB shareholders will receive solely ONB voting common stock. Upon and after consummation of the Thrift Merger, FUSB will be a wholly-owned subsidiary of ONB.

                                     FACTS
                                     -----

     In connection with the Thrift Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

     A.   OLD NATIONAL BANCORP
          --------------------

     ONB has its principal office at 420 Main Street, Evansville, Vanderburgh County, Indiana 47708. ONB is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of June 30, 1995, ONB had 30,000,000 shares of voting, no par value common stock authorized, of which approximately 22,890,064 shares were issued and outstanding. ONB common stock is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System. No shareholder of ONB holds five percent (5%) or more of ONB's outstanding common stock.

     ONB also has 2,000,000 shares of Series A, no par value, preferred stock authorized. The preferred stock has no stated dividend rate. No shares of ONB preferred stock have been issued, and ONB presently has no intent and no commitments to issue any of such shares. However, during the first fiscal quarter of 1990, ONB declared and paid a dividend in the form of rights ("Rights") to purchase shares of its Series A preferred stock pursuant to a Rights Agreement. One Right was issued for each outstanding share of ONB common stock. Subsequent issuances of ONB common stock also included such Rights. Each Right entitles the holder thereof, upon the occurrence of certain events

Old National Bancorp
First United Savings Bank, f.s.b.
September 27, 1995
Page 2


involving a change in control of ONB, to purchase from ONB 1/100 of a share of the Series A preferred stock at an initial purchase price equal to $60.00, subject to adjustment. Unless earlier exercised or redeemed, the Rights will expire at the close of business on March 1, 2000. A Right is transferred automatically with a transfer of each underlying share of ONB common stock, and future issuances of ONB common stock will also include such Rights.

     ONB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. ONB is the parent corporation of an affiliated group of subsidiaries consisting of twenty-three (23) operating banks, one insurance company, one realty company, three (3) national trust companies, and one data processing company ("ONB Group"). The ONB Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Thrift Merger.

     B.   INTERIM THRIFT
          --------------

     Interim Thrift will have its principal office at 420 Main Street, Evansville, Indiana 47708. Interim Thrift will be a federally-chartered savings bank duly organized and validly existing under the laws of the United States of America. Interim Thrift will not own or operate any subsidiaries. Interim Thrift will have 1,000 shares of common stock authorized, no par value per share, all of which will be issued and outstanding and held by ONB. Interim Thrift will be subject to primary regulatory supervision and examination by the Office of Thrift Supervision ("OTS"). Interim Thrift is not yet formed.

     Interim Thrift will maintain its accounting on a calendar year basis, and compute its income under the accrual method of accounting. Interim Thrift will file as a member of the ONB consolidated federal income tax return.

     C.   FIRST CITIZENS
          --------------

     First Citizens has its principal office at 1 North Indiana Street, Greencastle, Indiana 46135. First Citizens is an Indiana charted bank pursuant to the provisions of the Indiana Financial Institutions Act, as amended. First Citizens does not own or operate any subsidiaries. All of the issued and outstanding shares of First Citizens are owned by ONB. First Citizens is subject to primary regulatory federal supervision and examination by the Federal Deposit Insurance Corporation ("FDIC"). First Citizens and its predecessor have been in existence since approximately 1863.

     First Citizens maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. First Citizens files as a member of the ONB consolidated federal income tax return.

Old National Bancorp
First United Savings Bank, f.s.b.
September 27, 1995
Page 3


     D.   FUSB
          ----

     FUSB has its principal office at 1 North Locust Street, Greencastle, Indiana 46135. FUSB is a federally-chartered savings bank duly organized and validly existing under the laws of the United States of America. As of December 31, 1994, FUSB had 1,000,000 shares of common stock authorized, $.01 par value per share, 546,200 (including 1,000 shares owned by the subsidiary, Greenmark, Inc., which 1,000 shares will be canceled as of the effective time of the Thrift Merger) of which shares are issued and outstanding. The number of issued and outstanding shares of FUSB common stock is subject to increase to a total of 583,200 shares pursuant to the exercise of options (collectively, the "Stock Options") granted under the FUSB Stock Option Plan ("Stock Option Plan"). As of June 30, 1994, there were approximately 425 FUSB shareholders. FUSB common stock is traded and stock prices are reported on the NASDAQ Small-Cap System. As of December 31, 1994, no shareholders held five percent (5%) or more of FUSB's outstanding common stock.

     FUSB also has 2,000,000 shares of $1.00 par value preferred stock authorized. No shares of FUSB preferred stock have been issued, and FUSB presently has no plan or intent and no commitments to issue any of such shares.

     ONB purchased on October 13, 1994 for a total price of $732,375.00 in cash and continues to own 27,000 shares of the outstanding shares of common stock of FUSB. These shares were purchased in the open market and represent less than five percent (5%) of the outstanding shares of common stock of FUSB.

     FUSB was organized in 1911 as an Indiana savings institution, became a federal savings and loan association in 1966, became a federal savings bank in 1984 and converted to a federal stock savings bank in 1987. FUSB maintains its main office and one branch in Greencastle, Indiana and two full-service branches in Bloomington, Indiana. In addition, FUSB maintains a loan origination office in Danville, Indiana. FUSB is subject to primary federal regulatory supervision and examination by the OTS.

     FUSB maintains its accounting records on a fiscal year ending on June 30. FUSB computes its income under the accrual method of accounting. FUSB is the parent corporation of an affiliated group of corporate subsidiaries consisting of one (1) insurance agency and one (1) company that has no operations, business or assets (other than $1,000 in cash or cash equivalents)(collectively the "FUSB Group"). The FUSB Group files a consolidated federal income tax return and will file a consolidated federal income tax return as part of the ONB Group after the Thrift Merger.


                               BUSINESS PURPOSES
                               -----------------

     The shareholders of ONB and the stockholders of FUSB desire to reorganize their stock interests to accomplish the following business objectives, among others:

Old National Bancorp
First United Savings Bank, f.s.b.
September 27, 1995
Page 4


     1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

     2. To allow ONB, First Citizens and FUSB to compete more effectively with other financial institutions and financial services providers and to enable FUSB to provide new or broader services to the its customers.

     3. To provide the shareholders of FUSB an interest in a more widely held enterprise that is potentially more liquid than FUSB common stock.

     4. To allow ONB access to the financial services market in the Bloomington, Indiana area.

     5. To maintain separate subsidiaries in each major geographic area where financial services are located.

     6. To reduce the likelihood of a challenge by the Federal Reserve Board to the acquisition of the FUSB Greencastle operations due to certain anti-trust implications arising from the transaction.

                             PROPOSED TRANSACTION
                             --------------------

     As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

     To accomplish the objectives specified above, ONB, First Citizens, and FUSB have entered into an Amended Agreement of Affiliation and Merger, effective September 29, 1994 ("Agreement"). Under the terms of the Agreement, the following transactions will occur:

     Step 1 - Asset Sale. Pursuant to an overall plan and as an integral part of the proposed transaction, ONB and FUSB entered into a Purchase and Assumption Agreement which provides that FUSB will sell the assets related to its Greencastle and Danville, Indiana operations to First Citizens, including all of the stock of Greenmark, for cash and the assumption of certain liabilities related to its Greencastle and Danville operations ("Greencastle Branch"). The Greencastle Branch predominately consists of operations located in Greencastle, Indiana. Danville, Indiana is in close proximity to Greencastle. The Greencastle Branch assets represent less than fifty percent (50%) of the fair market value of all assets of FUSB. The sale of the above assets will be a fully taxable sale.

     The Boards of Directors of First Citizens and FUSB must approve the Asset Sale. Approval of the Asset Sale by the shareholders of ONB and FUSB is not required or contemplated. The acquisition by First Citizens of the Greencastle Branch requires the prior approval of the OTS, FDIC and Indiana Department of Financial Institutions ("IDFI").

Old National Bancorp
First United Savings Bank, f.s.b.
September 27, 1995
Page 5


     ONB and First Citizens are currently studying the status of the location of the Greencastle Branch. ONB and First Citizens have no current intent to dispose of any of the assets to be acquired by First Citizens in the proposed Step 1 Asset Sale. However, ONB and First Citizens are reviewing the operation of all branch locations and are considering whether any branch locations should be closed or sold. Any decision by the management of ONB and First Citizens will be made in the ordinary course of business based on, among other factors, the desirability to consolidate branches that may be in close proximity to one another.

     Step 2 - Thrift Merger. Pursuant to the Agreement, the second step of the proposed transaction will involve the merger of Interim Thrift with and into FUSB, with FUSB as the surviving federally chartered stock savings bank. FUSB will become a wholly-owned subsidiary of ONB. FUSB will continue its corporate existence under the laws of the United States of America. On the effective date of the Thrift Merger, each issued and outstanding share of FUSB common stock will be converted into the right to receive solely 0.85 shares of ONB common stock (subject to certain adjustments as set forth in the Agreement).

     No fractional shares of ONB common stock will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any shareholder of FUSB entitled to a fractional share interest will receive cash in lieu thereof in an amount equal to the fraction multiplied by the average of the per share closing prices of ONB common stock as quoted on the NASDAQ National Market System for the first five (5) business days on which shares of ONB common stock are traded within the ten (10) calendar days immediately preceding the effective date of the Thrift Merger.

     No cash or other property, except for ONB common stock and cash paid in lieu of fractional shares, will be allocated to the shareholders of FUSB. Shareholders of FUSB are not entitled to statutory dissenters' rights because FUSB is listed on NASDAQ.

     The Agreement will be submitted to the shareholders of FUSB for approval at a meeting called and held in accordance with applicable law and the Charter and By-Laws of FUSB. The holders of a majority of the outstanding shares of FUSB common stock and a majority of the Board of Directors of FUSB must approve the Agreement. Approval of the Agreement by the shareholders of ONB is not contemplated or required. Approval of the Agreement by ONB as the sole shareholder of First Citizens and Interim Thrift is required and will be obtained.



                                  ASSUMPTIONS
                                  -----------

     In connection with the Step 1 Asset Sale, we have relied upon the following assumptions for the purpose of issuing this opinion:

Old National Bancorp
First United Savings Bank, f.s.b.
September 27, 1995
Page 6


     1. The fair market value of the consideration, including the assumption of liabilities, received by FUSB for the Greencastle Branch assets will be approximately equal to the fair market value of the Greencastle Branch assets surrendered in the exchange.

     2. The Greencastle Branch assets represent less than fifty percent (50%) of the historic assets of FUSB.

     3. ONB and First Citizens have no plan or intention to sell or otherwise dispose of any of the assets of the Greencastle Branch acquired in the proposed transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     4. The liabilities of the Greencastle Branch assumed by First Citizens and the liabilities to which the transferred assets of the Greencastle Branch are subject were incurred by FUSB in the ordinary course of its business.

     5. Following the proposed transaction, First Citizens will continue the historic business of the Greencastle Branch or use a significant portion of the Greencastle Branch's historic business assets in a business.

     6. ONB, First Citizens, FUSB and Interim Thrift will pay their respective expenses, if any, incurred in connection with the transaction.

     7. There is no intercorporate indebtedness existing between FUSB and First Citizens that was issued, acquired or will be settled at a discount.

     8. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     9. Other than the 27,000 shares of common stock of FUSB purchased by ONB on October 13, 1994 and still owned by ONB, neither ONB nor First Citizens owns, directly or indirectly, nor has either ONB or First Citizens owned during the past five (5) years, directly or indirectly, any stock of FUSB.

     10. The fair market value of the assets of the Greencastle Branch transferred to First Citizens will equal or exceed the sum of the cash paid, the liabilities assumed by First Citizens, plus the amount of liabilities, if any, to which the transferred assets are subject.

     11. FUSB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     12. Prior to the proposed transaction, ONB will be in control of First Citizens within the meaning of Section 368(c) of the Code.

Old National Bancorp
First United Savings Bank, f.s.b.
September 27, 1995
Page 7


     13. Following the proposed transaction, First Citizens will not issue additional shares of its stock that would result in ONB losing control of First Citizens within the meaning of Section 368(c) of the Code.

     In connection with the Step 2 Thrift Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

     14. The fair market value of the ONB stock and other consideration received by each FUSB shareholder will be approximately equal to the fair market value of the FUSB stock surrendered in the exchange.

     15. There is no plan or intention by the shareholders of FUSB who own five percent (5%) or more of the FUSB stock, and to the best of the knowledge of the management of FUSB, there is no plan or intention on the part of the remaining shareholders of FUSB, to sell, exchange or otherwise dispose of a number of shares of ONB stock received in the transaction that would reduce the FUSB shareholders' ownership of ONB stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of FUSB as of the same date. For purposes of this representation, shares of FUSB stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of ONB stock will be treated as outstanding FUSB stock on the date of the transaction. Moreover, shares of FUSB stock and shares of ONB stock held by FUSB shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

     16. Following the transaction, FUSB will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets and at least ninety percent (90%) of the fair market value of Interim Thrift's net assets and at least seventy percent (70%) of the fair market value of Interim Thrift's gross assets held immediately prior to the transaction, but subsequent to the proposed Step 1 Asset Sale. For purposes of this representation, amounts paid by FUSB or Interim Thrift to shareholders who receive cash or other property, amounts used by FUSB or Interim Thrift to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by FUSB will be included as assets of FUSB or Interim Thrift, respectively, immediately prior to the transaction.

     17. Prior to the transaction, ONB will be in control of Interim Thrift within the meaning of (S) 368(c) of the Code.

     18. FUSB has no plan or intention to issue additional shares of its stock that would result in ONB losing control of FUSB within the meaning of Section 368(c) of the Code.

     19. ONB has no plan or intention to reacquire any of its stock issued in the transaction. ONB may, however, acquire ONB stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

Old National Bancorp
First United Savings Bank, f.s.b.
September 27, 1995
Page 8


     20. Other than the proposed Step 1 transaction, ONB has no plan or intention to liquidate FUSB; to merge FUSB into another corporation; to cause FUSB to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the FUSB stock acquired in the transaction, except for transfers described in
Section 368(a)(2)(C) of the Code; or to cause FUSB to sell or otherwise dispose of any of its assets or of any of the assets acquired from Interim Thrift, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by FUSB.

     21. Interim Thrift will have no liabilities assumed by FUSB and will not transfer to FUSB any assets subject to liabilities, in the transaction.

     22. Following the transaction, FUSB will continue its historic business or use a significant portion of its historic business assets in a business.

     23. ONB, FUSB, and the shareholders of FUSB will pay their respective expenses, if any, incurred in connection with the transaction.

     24. There is no intercorporate indebtedness existing between ONB and FUSB or between Interim Thrift and FUSB that was issued, acquired, or will be settled at a discount.

     25. In the transaction, shares of FUSB common stock representing control of FUSB, as defined in Section 368(c) of the Code, will be exchanged solely for voting common stock of ONB. For purposes of this representation, shares of FUSB common stock exchanged for cash or other property originating with ONB will be treated as outstanding FUSB common stock on the date of the transaction.

     26. At the time of the transaction, FUSB will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in FUSB that, if exercised or converted, would affect ONB's acquisition or retention of control of FUSB, as defined in
Section 368(c) of the Code.

     27. Other than the 27,000 shares of common stock of FUSB purchased by ONB on October 13, 1994 and still owned by ONB, ONB does not own directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of FUSB.

     28. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     29. On the date of the transaction, the fair market value of the assets of FUSB will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

     30. FUSB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Old National Bancorp
First United Savings Bank, f.s.b.
September 27, 1995
Page 9


     31. The payment of cash in lieu of fractional shares of ONB common stock resulting from the exchange ratio is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares of ONB common stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the FUSB shareholders instead of issuing fractional shares of ONB common stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the FUSB shareholders in exchange for their shares of FUSB common stock. The fractional share interests of each FUSB shareholder will be aggregated, and no FUSB shareholder will receive cash in an amount equal to or greater than the value of one (1) full share of ONB common stock.

     32. None of the compensation received by any shareholder-employee of FUSB will be separate consideration for, or allocable to, any of their shares of FUSB stock; none of the shares of ONB stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     33. The shareholders of FUSB (immediately before the transaction) receiving shares of ONB common stock in the transaction will not own (immediately after the transaction) more than fifty percent (50%) of the fair market value of ONB common stock.


                                    OPINION
                                    -------

     Based solely upon the facts, assumptions and other information set forth above, and so long as such facts, assumptions and other information are true and correct on the date of the consummation of the Thrift Merger, it is our opinion with respect to the Thrift Merger that:

     1. Provided that the merger of Interim Thrift with and into FUSB qualifies as a statutory merger under applicable law, and, following the Thrift Merger, FUSB will hold substantially all of its assets and the assets of Interim Thrift, and in the Thrift Merger, the shareholders of FUSB will exchange an amount of stock constituting control of FUSB (within the meaning of Section 368(c) of the Code) solely for ONB voting common stock, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code. The reorganization will not be disqualified by reason of the fact that voting stock of ONB is being used in the merger. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of FUSB. ONB, Interim Thrift, and FUSB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

Old National Bancorp
First United Savings Bank, f.s.b.
September 27, 1995
Page 10


     2. No gain or loss will be recognized by the shareholders of FUSB upon the exchange of FUSB common stock solely for ONB common stock.

     3. No gain or loss will be recognized by Interim Thrift on the transfer of its assets to FUSB and the assumption by FUSB of the liabilities, if any, of Interim Thrift.

     4. Each FUSB shareholder's basis in the ONB stock received in the exchange will equal the basis of the FUSB stock surrendered therefor.

     5. Each FUSB shareholder's holding period for the ONB stock received in the exchange will include the holding period of the FUSB stock surrendered therefor, provided the FUSB stock was held as a capital asset on the date of the exchange.

     The opinion expressed herein represents our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Thrift Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinion expressed by us. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion. We express no opinion on the treatment of the Thrift Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

     This opinion is addressed to you and is solely for your use in connection with the Thrift Merger and your role as members of your respective Boards of Directors. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of ONB or stockholder of FUSB. Accordingly, the opinion expressed herein is not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                                  Very truly yours,

                                  /s/ KRIEG DeVAULT ALEXANDER & CAPEHART

                                  KRIEG DeVAULT ALEXANDER & CAPEHART